Exhibit 10.18

Organon Executive Change in Control Severance Program

This document sets forth the terms of the Organon Executive Change in Control Severance Program (as the same may be amended, the “Plan”) as in effect on June 2, 2021. This document is both the legal plan document as well as the Summary Plan Description for the Plan.

The Plan applies to certain executives of Organon & Co. and its wholly owned subsidiaries who are determined to be participants in the Plan.

Organon reserves the right to amend, modify or terminate the Plan in whole or in part or to discontinue the Plan completely at any time.

Terms that are frequently used in the Plan are defined in the Glossary.

Contents

About Your Executive Change in Control Severance Program

Overview	1
Eligibility	1
Eligibility in General	1
When Eligibility Ends	1
ERISA	2
Receive Information About Your Plan and Benefits	2
Prudent Actions by Plan Fiduciaries	2
Enforce Your Rights	2
Assistance with Your Questions	3
Administrative Information	3
Sponsor	3
Plan Administrator	4
Agent for Service of Legal Process	5
Plan Funding and Administration	5
No Right to Employment	6
Plan Amendment and Termination	6
Plan Year	6

Benefits under the Executive Severance Program

How the Plan Works	7
Termination without Cause or Resignation for Good Reason	7
Separation Pay Schedule	7
Medical and Dental Coverage Payment	7
Reduction of Benefits	8
When and How Benefits Are Paid	8
Taxation of Benefits	9
Forfeiture of Benefits	9
Cessation of Separation Pay and Benefits	9
Return of Separation Plan Benefits	10
Death of Participant	10
Filing a Claim	10
Appealing An Adverse Benefit Determination	11

Glossary	13

Organon Executive Change in Control Severance Program	i	Effective: June 2, 2021

About Your Executive Change in Control Severance Program

The following About Your Executive Change in Control Severance Program section provides you with important information about eligibility and other administrative details.

Overview

This Plan is designed to help you meet financial needs if your employment with the Employer is terminated under certain circumstances within the context of a Change in Control.

Eligibility

Eligibility in General

Termination without Cause or Resignation for Good Reason. You will be eligible to receive Separation Pay and Separation Benefits under this Plan if you are an Eligible Employee whose employment with the Employer terminates in a Qualifying Termination as a result of your termination by the Employer without Cause or as a result of your resignation with Good Reason, in each case during the two-year period following a Change in Control. Such benefits are provided only if you have signed, and, if a revocation period is applicable, not revoked, a Release of Claims.

Release of Claims. The Release of Claims will contain such terms and conditions as determined by the Employer, including but not limited to a general release of claims, known or unknown, that you may have against the Employer and its affiliates, including claims related to your employment and termination of employment.

Eligible Employee. An Eligible Employee under this Plan includes all employees of an Employer who are in Band 700 or higher. However, any employee of an Employer who has an individual employment, separation or similar agreement with the Employer that provides for separation, severance or termination payments or benefits will not be eligible for Separation Plan Benefits under this Plan, but rather the terms of such individual employment, separation or similar agreement will control.

See the Glossary for the full definition of Eligible Employee, Qualifying Termination and Release of Claims.

When Eligibility Ends

Your eligibility to participate in this Plan ends on the earliest of:

•	The date your employment with the Employer terminates for any reason other than a Qualifying Termination within a Change in Control Period;

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•	The date you are no longer an Eligible Employee; or

•	The date this Plan is terminated by the Employer.

ERISA

This Plan is considered a “welfare benefit plan” under the Employee Retirement Income Security Act of 1974, as amended (ERISA). You are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants are entitled to:

Receive Information About Your Plan and Benefits

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing this Plan.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of this Plan and updated summary plan descriptions. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. See Filing a Claim and Appealing a Claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan (if applicable) and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you submit a claim for benefits under this Plan within the time period specified for filing a claim and your claim is:

(i)	ignored, or

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(ii)	denied, and you file an appeal within the applicable time frame and that appeal is then

(a)	ignored or

(b)	denied,

you may file a lawsuit in a state or Federal court. Please note that before you can file a lawsuit in a state or Federal court, you must follow the Plan’s procedures for filing a claim and an appeal of a denied claim.

If it should happen that the plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file a lawsuit in a Federal court. If you file a lawsuit the court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or write to the following address:

Division of Technical Assistance and Inquiries

Employee Benefits Security Administration

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or visiting their website.

Administrative Information

This section contains information on the administration and funding for this Plan. While you may not need this information for day-to-day participation in this Plan, you should read through this section. It is important for you to understand your rights, the procedures you need to follow, and the appropriate contacts you may need in certain situations.

Sponsor

Organon LLC sponsors this Plan. The employer identification number assigned to Organon LLC by the IRS is #85-2269702. The address and phone number for Organon LLC is as follows:

Organon Executive Change in Control Severance Program	3	Effective: June 2, 2021

Secretary, Total Rewards Operations Council

Organon LLC

30 Hudson Street

Jersey City, NJ 07302

1-215-631-6972

Plan Administrator

The Plan Administrator for this Plan is Organon’s Total Rewards Operations Council or its delegate; provided, however, that the Talent Committee of the Board of Directors of Organon & Co. (the “Board”) administers this Plan with respect to any executive officers of Organon & Co. other than the Chief Executive Officer of Organon & Co. and the Board administers this Plan with respect to the Chief Executive Officer of Organon & Co. Any references to Organon’s “Total Rewards Operations Council” will refer to the Talent Committee or the Board with respect to such Participants. Administration of this Plan is the responsibility of the Plan Administrator. The Plan Administrator makes determinations as to eligibility and benefits.

The Plan Administrator has the full exclusive discretionary authority to:

•

Construe and interpret the provisions of this Plan (including without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of this Plan);

•	Determine all questions of fact arising under this Plan;

•	Decide all questions of eligibility for benefits;

•	Determine the amount of benefits;

•	Establish such rules and regulations (consistent with the terms of this Plan) as it deems necessary or appropriate for administration of this Plan;

•	Delegate responsibilities to others to assist in administration of the Plan; and

•	Perform all other acts it believes reasonable and proper in connection with the administration of this Plan.

Its decisions on such matters are final and conclusive. The Plan Administrator has reserved the right to delegate all or any portion of its discretionary authority described in the preceding sentence to a representative and the representative’s decisions on such matters are final and conclusive. With respect to determining claims and appeals for benefits under this Plan, the Claims Reviewer (and its delegate) is the delegate of the Plan Administrator and has all of the powers and duties of the Plan Administrator described above.

Any interpretations or determinations made pursuant to such discretionary authority of the Plan Administrator or its representative will be upheld in judicial review unless it is shown that the interpretation or determination was an abuse of discretion.

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If you have any questions concerning this Plan, please contact the Plan Administrator as follows:

Chief Human Resources Officer

Organon & Co.

30 Hudson Street

Jersey City, NJ 07302

Agent for Service of Legal Process

If, for any reason, you want to seek legal action against this Plan, you can serve legal process on Organon, by directing service to the following address:

General Counsel

Organon & Co.

30 Hudson Street

Jersey City, NJ 07302

Plan Funding and Administration

Separation Plan Benefits under this Plan is financed entirely by the Employer, is paid from the Employer’s general assets as due and constitutes an unfunded obligation of the Employer. This Plan constitutes solely an unsecured promise by the Employer to pay the benefits to Participants to the extent provided herein.

This Plan is not intended to be an “employee pension plan” as the term is defined in section 3(2) of ERISA. The Plan is, however, intended to be an employee welfare benefit plan as the term is defined in section 3(1) of ERISA.

This Plan and all rights thereunder are to be governed by and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of Delaware, wherein venue shall lie for any dispute arising hereunder.

Plan Funding and Administration Chart
Formal Plan Name	Plan Number	Plan/Type Benefits Type	Plan Administrator	Type of Administration	Insured or Self- insured
Organon Executive Change in Control Severance Program	515	Welfare/ Severance	Organon Total Rewards Operations Council	Employer Administration	Self-insured by the Employer

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No Right to Employment

Nothing in this Plan represents nor is considered an employment contract, and neither the existence of this Plan nor any statements made by or on behalf of the Employer can be construed to create any promise or contractual right to employment or to the benefits of employment. Subject to the requirements of applicable law, the Employer or you may terminate the employment relationship without notice at any time and for any reason.

Plan Amendment and Termination

The Total Rewards Strategic Design Council has the right to amend, modify or terminate this Plan at any time without prior notice to or the consent of any employee; provided, however, that any such action that affects benefits payable hereunder to the Chief Executive Officer shall be approved by the Board and any such action that affects any other executive officer of the Organon & Co. shall be approved by the Talent Committee of the Board.

Notwithstanding the foregoing, for two years following a Change in Control, the material terms of this Plan (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to Eligible Employees. During that two-year period, the Employer will pay the legal fees and expenses of any Eligible Employee that prevails on at least one material item of his or her claim for relief in an action regarding an impermissible amendment (other than ordinary claims for benefits).

Any Eligible Employee whose employment continues after amendment of this Plan is governed by the Plan as so amended. Any Eligible Employee whose employment continues after termination of this Plan has no right to Separation Plan Benefits.

Plan Year

The plan year for this Plan ends on December 31 of each year. The financial records of this Plan are kept on a calendar-year basis.

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Benefits under the Executive Severance Program

How the Plan Works

Termination without Cause or Resignation for Good Reason

You may receive Separation Pay and Separation Benefits under this Plan if your employment is terminated by the Employer without Cause or you resign for Good Reason during the two-year period following a Change in Control. Such benefits are provided only if you have signed, and, if a revocation period is applicable, not revoked, a Release of Claims. If you meet all these conditions for eligibility, you are considered a Participant in the Plan.

Separation Pay Schedule

Upon a Qualifying Termination during the Change in Control Period, your Separation Pay under this Plan includes:

(i)	a lump sum cash severance payment in an amount equal to the Severance Multiplier multiplied by the sum of your Annual Base Salary (the “Base Salary Separation Pay”) and your Annual Target Bonus; and

(ii)	a pro-rata Annual Target Bonus for the calendar year in which your termination of employment occurs, calculated based on the AIP-Eligible Months that you were employed during the year.

The Severance Multiplier varies by position and is set forth in the Glossary at the end of this document.

Notwithstanding the foregoing, if you were employed by Merck & Co., Inc. or any of its direct or indirect wholly-owned subsidiaries immediately prior to the legal separation of Organon & Co. and Merck & Co, Inc., the Base Salary Separation Pay component of your Separation Pay shall be no less than the amount calculated in Exhibit A (based on your complete years of continuous service with the Employer and Merck & Co., Inc. and its wholly-owned subsidiaries to the extent recognized by Merck & Co., Inc. and its subsidiaries immediately prior to legal separation of Organon & Co. and Merck & Co, Inc.).

For purposes of this Plan, years of continuous service will be calculated from your most recent re-hire date.

Medical and Dental Coverage Payment

Upon a Qualifying Termination during the Change in Control Period, your Separation Benefits under this Plan include a lump sum cash payment in an amount equal to the number of months in the Benefits Continuation Period multiplied by your monthly cost, as of the Separation Date, to obtain continued medical care coverage for yourself and your spouse and eligible dependents under the Employer’s employee group health plan at the level in effect on your Separation Date.

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Reduction of Benefits

Notwithstanding anything in this Plan to the contrary, a Participant’s Separation Pay and Separation Benefits, if applicable, will be reduced by:

•

Any amount the Plan Administrator reasonably concludes the Participant owes the Employer including, without limitation, unpaid bills under the corporate credit card program and for vacation used, but not earned;

•

Any severance or severance-type benefits that the Employer must pay to a Participant under applicable law or collective or labor agreement (other than unemployment compensation under applicable law), including any amounts payable pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”) or any other similar federal, state or local statute;

•	Where permitted by law, any payments received by the Participant pursuant to state workers compensation laws; and

•

Short-term disability benefits where applicable law does not permit Separation Pay to be offset from short term disability benefits (or where the Employer in its sole and absolute discretion determines it is administratively easier for the Employer to reduce Separation Pay by short term disability benefits in lieu of reducing short term disability benefits by Separation Pay).

When and How Benefits Are Paid

Separation Plan Benefits will be paid in a lump sum (less applicable withholdings) as soon as practicable after the Participant’s Separation Date and the expiration of any period during which the Participant may consider, sign and, if a revocation period is applicable, revoke the Release of Claims, but in no event later than March 15 of the calendar year following the Participant’s Separation Date. If the period during which the Participant may consider, sign and, if a revocation period is applicable, revoke, the Release of Claims spans two calendar years the Separation Plan Benefits will be paid in the second calendar year.

Notwithstanding anything in this Plan to the contrary, Separation Plan Benefits that are subject to Section 409A of the Code, will be administered to comply with and to avoid the excise tax under Section 409A. The Employer will take any and all steps it determines are necessary, in its sole and absolute discretion, to adjust benefits under this Plan (including Separation Pay and Separation Benefits) to avoid the excise tax under Section 409A, including but not limited to, reducing or eliminating benefits, changing the time or form of payment of benefits, etc.

Notwithstanding anything contained in this Plan to the contrary, if a Participant is a “Specified Employee” (as defined under Section 409A) on his or her Separation Date, to the extent required by Section 409A, no payments will be made to him or her until the earlier of (i) his or her death; or (2) the expiration of the six-month period following his or her Separation Date. Instead, amounts that would otherwise have been payable during that six-month period will be accumulated and paid, without interest, as soon as administratively feasible, and in all events within 30 days, following the end of such six-month period.

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Taxation of Benefits

Separation Plan Benefits are subject to the withholding of appropriate Federal, state and local taxes. The Employer will withhold taxes as required, but the Employer reserves the right to treat Separation Plan Benefits as supplemental wages subject to flat-rate withholding (not taking into account any exemptions).

In the event that any payments or benefits provided or to be provided by the Employer or its affiliates for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise, constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such payments or benefits shall be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if such reduction would cause the amount to be retained by the Participant to be greater than would be the case if the Participant were required to pay the Excise Tax. Any such reduction shall be made by the Employer in its sole discretion consistent with the requirements of Section 409A of the Code.

Forfeiture of Benefits

The Employer reserves the right, in its sole and absolute discretion, to cancel all Separation Plan Benefits and to seek the return of Separation Plan Benefits in the event a Participant engages in any of the following activities:

•

Any activity that constitutes Cause (regardless of whether such activity is known before or after the Eligible Employee’s Separation Date, unless the Claims Reviewer determines in its sole discretion that Cause shall not cause the forfeiture of Separation Plan Benefits in a particular case); or

•	Breaching any of the terms of the Release of Claims.

Cessation of Separation Pay and Benefits

Separation Pay and Separation Benefits cease in the event a Participant is rehired by the Employer or one of its affiliates.

A Participant shall cease to participate in the Plan, and all Separation Plan Benefits shall cease upon the occurrence of the earliest of:

•	Termination of the Plan;

•	Inability of the Employer to pay Separation Plan Benefits when due;

Organon Executive Change in Control Severance Program	9	Effective: June 2, 2021

•	Completion of payment to the Participant of the Separation Plan Benefits for which the Participant is eligible; and

•

The Claims Reviewer’s determination, in its sole discretion, of the occurrence by the Eligible Employee of an activity that constitutes Cause, regardless of whether such determination occurs before or after the Eligible Employee’s Separation Date, unless the Claims Reviewer determines in its sole discretion that Cause shall not cause the cessation of Separation Plan Benefits in a particular case.

Return of Separation Plan Benefits

If an event occurs pursuant to which Separation Plan Benefits would cease or otherwise be reduced or offset (see Reduction of Benefits, Forfeiture of Benefits and Cessation of Separation Pay and Benefits), then, to the fullest extent permitted by applicable law, the Participant must repay to the Employer the gross amount of any Separation Plan Benefits previously paid or provided within thirty (30) days following receipt of a demand for such repayment.

Death of Participant

If a Participant dies following his or her Separation Date and a valid Release of Claims was signed by the Participant or is signed by the Participant’s estate then any unpaid Separation Plan Benefits will be paid to the Participant’s estate.

Filing a Claim

If benefits are not automatically paid or provided to you and you feel you are entitled to benefits under this Plan or if you have a dispute regarding a benefit paid or provided, you (or your duly authorized representative) must file a claim with the Claims Reviewer at the following address:

Total Rewards Operations Council

Organon LLC

30 Hudson Street

Jersey City, NJ 07302

Your claim must be received by the Claims Reviewer within 60 days after your employment with an Employer ends; provided, however for claims regarding the cessation of Separation Plan Benefits, the claim must be received by the Claims Reviewer within 60 days after the date Separation Plan Benefits are cancelled.

The claim for benefits will be reviewed by, and a determination made by, the Claims Reviewer. The Claims Reviewer will make a determination regarding the claim within a reasonable time, but not later than 90 days after its receipt by the Claims Reviewer. If the Claims Reviewer determines that an extension of time to process the claim is required, you will receive written notice before the end of the initial 90-day period indicating the special circumstances requiring an extension (not to exceed an additional 90 days without your written consent) and the date by which the Claims Reviewer expects to render a decision.

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If the Claims Reviewer does not fully agree with your claim, you will receive a written or electronic notice of an “adverse benefit determination” within the 90-day period (as it may be extended as described above). The notice of adverse benefit determination will include:

•	The specific reason(s) for the adverse benefit determination;

•	The specific provision(s) of this Plan on which the determination was based;

•	Any material or information necessary for the benefits to be paid or provided as well as an explanation of why the material or information is necessary;

•	An explanation of the appeal procedures set forth below; and

•	A statement of your right to bring a civil action under section 502(a) of ERISA following the denial of your appeal.

An “adverse benefit determination” is a denial, reduction, or termination of, or failure to provide, or make payment (in whole or in part) of a benefit.

Appealing An Adverse Benefit Determination

If you receive notice of an adverse benefit determination, you are entitled to apply for a full and fair review of your claim and the adverse benefit determination. To apply for the a review, you or your duly authorized representative must file an appeal within 60 days after your receipt of the Claims Reviewer’s notice of adverse benefit determination. If you fail to file a written appeal within the 60-day period, the Claim Reviewer’s adverse benefit determination is final and conclusive.

The appeal must be made in writing and must be filed with the Plan Administrator within the 60-day period at the following address:

Total Rewards Operations Council

Organon LLC

30 Hudson Street

Jersey City, NJ 07302

The appeal is deemed to be filed when it is received by the Total Rewards Operations Council.

You or your duly authorized representative may upon request and free of charge have reasonable access to, and copies of, all documents, records and other information relevant (the relevance to be determined by the Total Rewards Operations Council in accordance with ERISA) to your claim for benefits and may submit in writing any comments, documents, records and other information relating to your claim for benefits. The Total Rewards Operations Council will re-examine all issues relevant to the original adverse benefit determination taking into account all comments, document, records and other information submitted by you or your duly authorized representative relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination.

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The Total Rewards Operations Council will provide written or electronic notice to you or your duly authorized representative of its determination on review. The notice will be provided within a reasonable time, but not later than 60 days after the appeal is received by the Total Rewards Operations Council. If the Total Rewards Operations Council determines that an extension of time to process the claim is required, you will receive written notice before the end of the initial 60-day period indicating the special circumstances requiring an extension (not to exceed an additional 60 days without your written consent), and the date by which the Total Rewards Operations Council expects to render a decision.

If your appeal is denied, you will receive a notice of adverse benefit determination on review. The notice will include:

•	The specific reason(s) for the adverse determination on review;

•	Reference to the specific provisions of the Executive Severance Program on which the benefit determination is based;

•

A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (the relevance to be determined by the Total Rewards Operations Council in accordance with ERISA); and

•	A description of your right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

All decisions of the Total Rewards Operations Council are final and binding unless determined to be arbitrary and capricious by a court of competent jurisdiction.

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Glossary

Glossary Terms

“AIP-Eligible Months” means the number of days that a Participant was employed in a position that was eligible to participate in the Employer’s annual bonus program during the Plan Year adjusted for any leaves of absence and divided by 30, with regular rounding rules applied.

“Annual Base Salary” means a Participant’s annual base salary as in effect at his or her Separation Date or, if greater, prior to any reduction that gives rise to Good Reason, according to the Employer’s payroll records, without reduction for any contributions to Employer-sponsored benefit plans. Annual Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, lump sum merit increases, cost of living allowances, income from stock options or other incentives under an incentive stock plan of the Employer, stock grants or other incentives, or other pay not specifically included above.

“Annual Target Bonus” means a Participant’s annual target bonus opportunity as in effect at his or her Separation Date or, if greater, prior to any reduction that gives rise to Good Reason, under the annual bonus plan or program maintained by the Employer.

“Benefits Continuation Period” means twenty-four (24) months following the first day of the calendar month following the Eligible Employee’s Separation Date.

“Cause” means a Participant’s: (i) material breach of any written agreement between the Participant and the Employer, including the Participant’s breach of any material representation, warranty or covenant made under any such agreement, or the Participant’s breach of any written policy or code of conduct established by the Employer and applicable to Participant; (ii) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) commission of, or conviction or indictment for, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) willful failure or refusal to perform Participant’s duties to the Employer or to follow any lawful directive from the Board or Participant’s supervisor.

“Change in Control” has the meaning ascribed to such term in the Organon & Co. 2021 Incentive Stock Plan, as the same may be amended from time to time, or any successor Organon & Co. incentive stock plan.

“Change in Control Period” means the period commencing on a Change in Control and ending on the second anniversary of such Change in Control.

“Claims Reviewer” means Organon’s Total Rewards Operations Council its delegate.

“Code” means the Internal Revenue Code of 1986, as amended.

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Glossary Terms

“Eligible Employee” means any regular full-time or regular part-time employee of an Employer who is in Band 700 or higher excluding any employee who has an individual employment, separation or similar agreement with the Employer that provides for separation, severance or termination payments or benefits. An “Eligible Employee” does not include any individual who is considered by the Employer in its sole discretion to be an independent contractor, regardless of whether the individual is in fact an employee of the Employer.

Whether an individual is an Eligible Employee or not is determined as of the date of his/her Qualifying Termination.

“Employer” means Organon & Co. and its subsidiaries, successors and assigns who participate in this Plan by virtue of employing an Eligible Employee.

“Good Reason” means the occurrence of any of the following without the Participant’s prior written consent: (i) a material diminution in the Participant’s Annual Base Salary or Annual Target Bonus; (ii) a material diminution in Participant’s title, authority, duties or responsibilities; or (iii) the required relocation of the geographic location of Participant’s principal place of employment by more than fifty (50) miles from the location of Participant’s previous principal place of employment; provided, however, that (A) the Participant must provide written notice to the Employer of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (B) the condition(s) specified in such notice must remain uncorrected for fifteen (15) days following the Employer’s receipt of such written notice and (C) the date of Participant’s termination of employment must occur within sixty (60) days after the initial existence of the condition(s) specified in such notice.

“Participant” means an Eligible Employee who has experienced a Qualifying Termination and who has signed, and, if a revocation period is applicable, not revoked, a Release of Claims in a form that is satisfactory to the Employer in its sole and absolute discretion.

“Plan” means this Organon Executive Change in Control Severance Program, as it may be amended from time to time.

“Plan Administrator” means the Total Rewards Operations Council or its delegate.

“Plan Year” means the calendar year January 1 through December 31 on which the records of the Plan are kept.

“Qualifying Termination” means the termination of an Eligible Employee’s employment by the Employer without Cause or as a result of the Eligible Employee’s resignation with Good Reason.

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Glossary Terms

“Release of Claims” means the agreement that an Eligible Employee must execute in order to become a Participant and to receive Separation Plan Benefits, which shall be prepared by the Employer and shall contain such terms and conditions as determined by the Employer, including but not limited to a general release of claims, known or unknown, that the Eligible Employee may have against the Employer and its affiliates, including claims related to the employment and termination of employment of the Eligible Employee. Such Release of Claims may also contain, in the Employer’s discretion, other terms and conditions including, without limitation, post-termination cooperation, non-disclosure and confidentiality provisions.

“Section 16 Officer” means an “officer” as such term is defined in Rule 16(a)-1(f) of the Securities Exchange Act of 1934 of Organon & Co. who is also an Eligible Employee of Organon & Co.

“Separation Benefits” means the cash benefit payable under this Plan as described in the section entitled Medical and Dental Coverage Payment.

“Separation Date” means the Eligible Employee’s last day of employment with the Employer due to a Qualifying Termination.

“Separation Pay” means the cash benefit payable under this Plan as described in the section entitled Separation Pay Schedule.

“Separation Plan Benefits” means, collectively, Separation Pay and Separation Benefits.

“Severance Multiplier” means: (i) 2.0 for each Section 16 Officer and (ii) 1.25 for all other Eligible Employees.

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Exhibit A

Base Salary Separation Pay

(For Eligible Employees Previously Employed with Merck & Co., Inc.)

Complete Years of Continuous Service at Separation Date	Amount of Base Salary Separation Pay in Weeks (Annual Base Salary Divided by 52)
0	26
1	40
2	40
3	40
4	40
5	42
6	44
7	46
8	48
9	50
10	52
11	54
12	56
13	58
14	60
15	62
16	64
17	66
18	68
19	70
20	72
21	74
22	76
23+	78

Organon Executive Change in Control Severance Program	1	Effective: June 2, 2021